UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): November 15, 2010

THE VALSPAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

901 – 3rd Avenue South, Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 851-7000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

          On November 15, 2010, The Valspar Corporation, a Delaware corporation (“Valspar” or the “Company’), and certain of its subsidiaries, entered into a Second Amendment (the “Second Amendment”) to that certain Three-Year Credit Agreement dated June 30, 2009 (as earlier amended by the First Amendment to Credit Agreement dated as of August 17, 2009, the “Credit Agreement”) by and among the Company, certain of its subsidiaries, certain lenders and Wells Fargo Bank, N.A., as administrative agent for the lenders.

          The Second Amendment increases the total amount of revolving loans available to Valspar and certain designated foreign and domestic subsidiaries under the Credit Agreement from $475 million to $550 million, and provides Valspar with the right to further increase credit availability in an aggregate amount of up to $100 million. Revolving loans under the Credit Agreement, as amended by the Second Amendment, now bear a maturity date of December 31, 2014. The Second Amendment also decreases the interest and fees payable by the Company with respect to revolving loans obtained under the Credit Agreement, and modifies a restrictive covenant contained in the Credit Agreement which (subject to various exceptions) had earlier prohibited Valspar and certain of its subsidiaries from discontinuing or eliminating a business line or segment representing more than 20% of Valspar’s consolidated operating profits (as calculated under the Credit Agreement). The modification effected by the Second Amendment now prohibits Valspar and certain of its subsidiaries from discontinuing or eliminating a business line or segment constituting all of the assets of Valspar or the designated subsidiary.

          The description above is a summary and is qualified in its entirety by the terms of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1     Second Amendment to Credit Agreement, dated November 15, 2010, by and among the registrant, certain subsidiaries of the registrant, certain lenders and Wells Fargo Bank, N.A., as administrative agent for the lenders.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Dated: November 19, 2010	/s/ Rolf Engh
Name: Rolf Engh
Title: Secretary